Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Strong 2018 Third Quarter and Year-to-Date Results

Second consecutive quarter of record net revenue

•

Record quarterly net revenue of $187.6 million, up 17.4% from $159.8 million in the 2017 third quarter, was driven by a combination of higher search confirmations, revenue per executive search, upticks, and record annualized productivity of $2.0 million per search consultant.

•	Operating margin was 11.0% in the 2018 third quarter, the highest in 10 years, on operating income of $20.6 million, up 46.8% compared to the 2017 third quarter.

•

Net income more than doubled to $16.5 million in the 2018 third quarter and diluted earnings per share (EPS) was $0.85 with an effective tax rate of 29.0% and a full-year projected tax rate in the low 30% range.

“We are very pleased to report another quarter of record net revenue, coupled with additional savings in general and administrative expenses, which led to a continued improvement in operating margin, net income and EPS. The third quarter and year-to-date results reflect the hard work of our employees globally and the continued execution of our key 2018 initiatives — to grow our scale and impact with clients, collaborate across business lines to drive revenue, invest in the business to deliver a premium service experience to our clients, and improve profitability.” — Krishnan Rajagopalan, Heidrick & Struggles’ President and Chief Executive Officer

CHICAGO, October 29, 2018 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced financial results for its third quarter ended September 30, 2018.

Third Quarter Results

Driven by strong results in Executive Search, consolidated net revenue (revenue before reimbursements) increased 17.4%, or $27.8 million, to a quarterly record of $187.6 million from $159.8 million in the 2017 third quarter. Excluding the impact of exchange rate fluctuations which negatively impacted results by $1.8 million, or 1.0%, consolidated net revenue increased 18.5% or $29.6 million.

Executive Search net revenue increased 19.4% year over year, or $27.9 million, to $172.1 million from $144.1 million in the 2017 third quarter. All three regions contributed to this growth with net revenue increasing 20.7% in the Americas, 10.2% in Europe and 28.5% in Asia Pacific. Every industry practice also contributed to year-over-year growth, with the largest increases in billings in Financial Services, up 23%, and Industrial, up 31%.

There were 346 Executive Search consultants at September 30, 2018 compared to 351 at September 30, 2017 and 349 at June 30, 2018. Productivity, as measured by annualized Executive Search net revenue per consultant, was a record $2.0 million in the 2018 third quarter compared to $1.6 million in the 2017 third quarter. The number of confirmed searches in the 2018 third quarter increased 14.3% compared to the 2017 third quarter, and the average revenue per executive search was $133,700 compared to $128,000 in the 2017 third quarter.

Heidrick Consulting net revenue decreased 1.0%, or $0.2 million, to $15.5 million from $15.7 million in the 2017 third quarter. The decline largely reflects the impact of the new revenue recognition accounting on enterprise license agreements, which increased deferred revenue thereby reducing net revenue in the quarter by approximately $0.9 million. There were 30 Heidrick Consulting Partners at September 30, 2018 compared to 27 at September 30, 2017 and 31 at June 30, 2018.

Consolidated salaries and employee benefits expense in the 2018 third quarter increased 23.4%, or $25.4 million, to $133.9 million from $108.5 million in the 2017 third quarter. Fixed compensation expense increased $9.3 million largely reflecting higher costs for talent acquisition and retention. Variable compensation expense increased $16.1 million, primarily reflecting higher bonus accruals for Executive Search consultant performance. Salaries and employee benefits expense was 71.4% of net revenue for the quarter compared to 67.9% in the 2017 third quarter.

General and administrative expenses declined 11.2%, or $4.2 million, to $33.1 million from $37.2 million in the 2017 third quarter. Savings were achieved in a number of expense categories, but lower internal travel expense, a reduction in the use of external third-party consultants, lower IT communications costs, and lower bad debt expense were the primary drivers of the decline in G&A expense. As a percentage of net revenue, general and administrative expenses were 17.6% compared to 23.3% in the 2017 third quarter.

Operating income in the 2018 third quarter increased 46.8%, or $6.6 million, to $20.6 million from $14.0 million in the 2017 third quarter. The operating margin (operating income as a percentage of net revenue) improved to 11.0% compared to operating margin of 8.8% in the same quarter of 2017. Adjusted EBITDA in the 2018 third quarter increased $8.5 million to $26.4 million from $18.0 million in the 2017 third quarter. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenue) in the 2018 third quarter was 14.1% compared to 11.2% in the 2017 third quarter. The improvements in operating income and Adjusted EBITDA were primarily driven by the increase in revenue from Executive Search.

In the 2018 third quarter, net income more than doubled to $16.5 million and diluted earnings per share was $0.85 with an effective tax rate of 29.0% in the quarter and a full-year projected tax rate in the low 30% range. This compares to net income of $8.2 million in the 2017 third quarter and diluted earnings per share of $0.43, with an effective tax rate of 42.7%.

Net cash provided by operating activities in the 2018 third quarter was $84.2 million, compared to $50.2 million in the 2017 third quarter. Cash and cash equivalents at September 30, 2018 were $164.2 million compared to $207.5 million at December 31, 2017, and $105.7 million at September 30, 2017.

Nine Months Results

For the nine months ended September 30, 2018 consolidated net revenue of $530.7 million increased 17.4%, or $78.7 million, from $452.0 million in the first nine months of 2017. Excluding the impact of exchange rate fluctuations which positively impacted results by $6.5 million, or 1.2%, consolidated net revenue increased 16.0% or $72.2 million. The company’s adoption of ASC 606 on January 1, 2018, increased consolidated net revenue in the first nine months of 2018 by $1.3 million compared to the historical method of revenue recognition.

Executive Search net revenue increased 20.2%, or $81.2 million, to $484.4 million from $403.1 million in the first nine months of 2017. Excluding the impact of exchange rate fluctuations which positively impacted results by $5.6 million, or 1.2%, consolidated net revenue increased $75.6 million or 18.8%. Net revenue increased 18.9% in the Americas, 22.0% in Europe (approximately 15.6% on a constant currency basis), and 22.3% in the Asia Pacific region (approximately 22.0% on a constant currency basis). All of the industry practices contributed to growth in the first nine months of 2018. Productivity was $1.8 million per executive search consultant for the first nine months of 2018 compared to $1.5 million in the first nine months of 2017. The number of executive searches confirmed in the first nine months of 2018 increased 13.7% and the average revenue per executive search was $122,800 compared to $116,300 for the same period in 2017.

Heidrick Consulting net revenue declined 5.2%, or $2.5 million, to $46.3 million, from $48.9 million in the first nine months of 2017. Excluding the impact of exchange rate fluctuations, Heidrick Consulting revenue declined 7.0% or $3.4 million. The year-over-year decline largely reflects the impact of new revenue recognition accounting on enterprise license agreements, which increased deferred revenue compared to prior quarters, thereby reducing net revenue by approximately $2.7 million.

Operating income increased to $52.2 million and the operating margin improved to 9.8%. This compares to an operating loss of $7.8 million for the first nine months of 2017, which reflected two unusual items. In the 2017 first quarter, the company reached a settlement with Her Majesty’s Revenue & Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain contributions made to Employee Benefits Trusts (“EBT”) between 2002 and 2008. This settlement resulted in $1.5 million of salaries & employee benefits expense. Also in the 2017 second quarter, the company recorded a non-cash impairment charge of $39.2 million to write off the carrying value of intangible assets and goodwill related to its Culture Shaping business.

Adjusted EBITDA(1) for the first nine months of 2018 increased to $68.4 million and Adjusted EBITDA margin was 12.9%, compared to Adjusted EBITDA of $46.9 million and Adjusted EBITDA margin of 10.4% for the same period of 2017.

Net income for the first nine months of 2018 was $38.1 million and diluted earnings per share was $1.96, with an effective tax rate of 30.1%. Net loss for the first nine months of 2017 was $9.4 million and diluted loss per share was $0.50, with an effective tax rate of 8.7%.

New Credit Facility

Taking advantage of favorable market conditions to lower costs and extend the term of its credit facility, the company executed a new Credit Agreement on October 26, 2018 led by Bank of America Merrill Lynch and SunTrust Robinson Humphrey, Inc., supported further by HSBC Bank. This Agreement provides for a senior unsecured revolving credit facility in an aggregate amount of $175 million, with an optional increase up to $250 million in aggregate principal amount, subject to the lenders’ approval and provided the company is in compliance with certain conditions of the Agreement. Prior to this Agreement, the company had a $100 million revolving credit facility, with an optional increase up to $150 million. The new credit facility, expiring in October 2023, provides the company increased liquidity at a lower cost.

2018 Outlook

The company is forecasting 2018 fourth quarter consolidated net revenue of between $170 million and $180 million. This forecast is based on the average currency rates in September 2018 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Rajagopalan added, “Our outlook for the market demand for executive search and leadership advisory services continues to be positive. There will always be quarter-to-quarter variability that is difficult to predict given the nature of our business and global footprint, but we are on track to deliver a record year in net revenue and are well positioned to create shareholder value by executing on our 2018 initiatives.”

Impact of Adoption of ASC 606

On January 1, 2018, the company adopted ASC 606, Revenue from Contracts with Customers, and applied the modified retrospective method, which involves recognizing the cumulative effect of applying the guidance at the date of initial application with no restatement of the comparative periods presented. This adoption reduced consolidated net revenue in the 2018 third quarter by $0.1 million compared to the historical method of revenue recognition. For the first nine months of 2018, the adoption of ASC 606 increased revenue by $1.3 million. The new guidance primarily impacts the company’s revenue recognition methodology for executive search upticks and for enterprise licenses to use its culture shaping proprietary tools, referred to as enterprise agreements. The company now estimates uptick revenue and recognizes this revenue over the life of the executive search as opposed to recognition upon the placement of a candidate. Enterprise agreements are now recognized over a longer term due to certain renewal options included in the contract. The following is a summary of the impact on 2018 third quarter revenue by segment:

•

Executive Search- The adoption of the new revenue recognition standard increased revenue in the 2018 third quarter by approximately $0.7 million, reflecting a $0.5 million reduction in the Americas, a $0.2 million increase in Europe, and a $1.1 million increase in Asia Pacific.

•	Heidrick Consulting— The adoption of the new revenue recognition standard reduced enterprise revenue in the 2018 third quarter by approximately $0.9 million.

For the year ending December 31, 2018, the company anticipates that the change in revenue recognition will not be material to consolidated net revenue, subject to variability in the number, timing and value of Executive Search confirmations as well as enterprise license agreements.

Dividend

The Board of Directors has declared the third quarter cash dividend of $0.13 per share payable on November 23, 2018 to shareholders of record at the close of business on November 9, 2018.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its 2018 third quarter financial results today, October 29, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search 65 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin. A reconciliation of Adjusted EBITDA to Net Income is provided on the last schedule of this release.

•

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, earnout accretion expense related to acquisitions, restructuring and impairment charges, and other non-operating income (expense).

•	Adjusted EBITDA margin refers to Adjusted EBITDA as a percentage of net revenue in the same period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2017, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed - Vice President, Real Estate & Investor Relations

+1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Nina Chang – Vice President, Corporate Communications

+1 212 551 1634, nchang@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		$ Change	% Change
	2018	2017
Revenue
Revenue before reimbursements (net revenue)	$187,588	$159,800	$27,788	17.4%
Reimbursements	4,753	4,665	88	1.9%

Total revenue	192,341	164,465	27,876	16.9%

Operating expenses
Salaries and employee benefits	133,933	108,546	25,387	23.4%
General and administrative expenses	33,072	37,232	(4,160)	(11.2)%
Reimbursed expenses	4,753	4,665	88	1.9%

Total operating expenses	171,758	150,443	21,315	14.2%

Operating income	20,583	14,022	6,561	46.8%

Non-operating income
Interest, net	259	94
Other, net	2,345	147

Net non-operating income	2,604	241

Income before taxes	23,187	14,263

Provision for income taxes	6,718	6,092

Net income	16,469	8,171

Other comprehensive income (loss)	(881)	1,619

Comprehensive income	$15,588	$9,790

Basic weighted average common shares outstanding	18,954	18,781

Diluted weighted average common shares outstanding	19,401	19,016

Basic net income per common share	$0.87	$0.44

Diluted net income per common share	$0.85	$0.43

Salaries and employee benefits as a % of net revenue	71.4%	67.9%
General and administrative expenses as a % of net revenue	17.6%	23.3%
Operating income as a percentage of net income	11.0%	8.8%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017	$ Change	% Change	2018 Margin*	2017 Margin*
Revenue
Executive Search
Americas	$106,504	$88,254	$18,250	20.7%
Europe	37,452	33,994	3,458	10.2%
Asia Pacific	28,095	21,865	6,230	28.5%

Total Executive Search	172,051	144,113	27,938	19.4%
Heidrick Consulting	15,537	15,687	(150)	(1.0)%

Revenue before reimbursements (net revenue)	187,588	159,800	27,788	17.4%
Reimbursements	4,753	4,665	88	1.9%

Total revenue	$192,341	$164,465	$27,876	16.9%

Operating income (loss)
Executive Search
Americas	$23,341	$21,140	$2,201	10.4%	21.9%	24.0%
Europe	904	3,047	(2,143)	(70.3)%	2.4%	9.0%
Asia Pacific	6,414	369	6,045	NM	22.8%	1.7%

Total Executive Search	30,659	24,556	6,103	24.9%	17.8%	17.0%
Heidrick Consulting	(1,761)	(2,625)	864	32.9%	(11.3)%	(16.7)%

Total segments	28,898	21,931	6,967	31.8%	15.4%	13.7%
Global Operations Support	(8,315)	(7,909)	(406)	(5.1)%	(4.4)%	(4.9)%

Total operating income	$20,583	$14,022	$6,561	46.8%	11.0%	8.8%

* Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,		$ Change	% Change
	2018	2017
Revenue
Revenue before reimbursements (net revenue)	$530,718	$452,020	$78,698	17.4%
Reimbursements	13,970	13,740	230	1.7%

Total revenue	544,688	465,760	78,928	16.9%

Operating expenses
Salaries and employee benefits	373,021	309,159	63,862	20.7%
General and administrative expenses	105,532	111,454	(5,922)	(5.3)%
Impairment charges	—	39,158	(39,158)	(100.0)%
Reimbursed expenses	13,970	13,740	230	1.7%

Total operating expenses	492,523	473,511	19,012	4.0%

Operating income (loss)	52,165	(7,751)	59,916	NM

Non-operating income (expense)
Interest, net	496	195
Other, net	1,849	(2,773)

Net non-operating income (expense)	2,345	(2,578)

Income (loss) before taxes	54,510	(10,329)

Provision for (benefit from) income taxes	16,410	(902)

Net income (loss)	38,100	(9,427)

Other comprehensive income (loss)	(3,107)	7,637

Comprehensive income (loss)	$34,993	$(1,790)

Basic weighted average common shares outstanding	18,905	18,720

Diluted weighted average common shares outstanding	19,444	18,720

Basic net income per common share	$2.02	$(0.50)

Diluted net income per common share	$1.96	$(0.50)

Salaries and employee benefits as a % of net revenue	70.3%	68.4%
General and administrative expenses as a % of net revenue	19.9%	24.7%
Operating income as a percentage of net income	9.8%	(1.7)%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017	$ Change	% Change	2018 Margin*	2017 Margin*
Revenue
Executive Search
Americas	$295,499	$248,442	$47,057	18.9%
Europe	110,419	90,534	19,885	22.0%
Asia Pacific	78,460	64,162	14,298	22.3%

Total Executive Search	484,378	403,138	81,240	20.2%
Heidrick Consulting	46,340	48,882	(2,542)	(5.2)%

Revenue before reimbursements (net revenue)	530,718	452,020	78,698	17.4%
Reimbursements	13,970	13,740	230	1.7%

Total revenue	$544,688	$465,760	$78,928	16.9%

Operating income (loss)
Executive Search
Americas	$69,988	$60,958	$9,030	14.8%	23.7%	24.5%
Europe	6,453	4,207	2,246	53.4%	5.8%	4.6%
Asia Pacific	13,608	3,966	9,642	243.1%	17.3%	6.2%

Total Executive Search	90,049	69,131	20,918	30.3%	18.6%	17.1%
Heidrick Consulting	(10,988)	(49,849)	38,861	78.0%	(23.7)%	(102.0)%

Total segments	79,061	19,282	59,779	310.0%	14.9%	4.3%
Global Operations Support	(26,896)	(27,033)	137	0.5%	(5.1)%	(6.0)%

Total operating income (loss)	$52,165	$(7,751)	$59,916	773.0%	9.8%	(1.7)%

* Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
Current assets
Cash and cash equivalents	$164,216	$207,534
Accounts receivable, net	158,107	98,700
Prepaid expenses	25,083	22,003
Other current assets	29,783	11,620
Income taxes recoverable	5,763	3,933

Total current assets	382,952	343,790

Non-current assets
Property and equipment, net	35,491	39,514
Assets designated for retirement and pension plans	16,554	17,130
Investments	21,013	21,319
Other non-current assets	19,546	8,999
Goodwill	122,445	118,892
Other intangible assets, net	2,535	2,158
Deferred income taxes	32,320	35,402

Total non-current assets	249,904	243,414

Total assets	$632,856	$587,204

Current liabilities
Accounts payable	$8,979	$9,824
Accrued salaries and employee benefits	177,930	177,426
Deferred revenue, net	42,870	31,272
Other current liabilities	35,127	40,346
Income taxes payable	7,866	6,924

Total current liabilities	272,772	265,792

Non-current liabilities
Accrued salaries and employee benefits	40,946	40,308
Retirement and pension plans	43,536	44,802
Other non-current liabilities	21,769	23,597

Total non-current liabilities	106,251	108,707

Stockholders’ equity	253,833	212,705

Total liabilities and stockholders’ equity	$632,856	$587,204

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Cash flows - operating activities
Net income	$16,469	$8,171
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,065	3,704
Deferred income taxes	(91)	(17)
Stock-based compensation expense	2,911	199
Accretion expense related to earnout payments	316	211
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,660)	(4,087)
Accounts payable	1,036	(14)
Accrued expenses	63,950	42,515
Restructuring accrual	(1,948)	—
Deferred revenue	2,811	2,727
Income taxes payable, net	1,063	(2,062)
Retirement and pension assets and liabilities	(1,140)	(94)
Prepaid expenses	2,463	(280)
Other assets and liabilities, net	(2,070)	(762)

Net cash provided by operating activities	84,175	50,211

Cash flows - investing activities
Acquisition of business	42	(250)
Capital expenditures	(2,391)	(2,718)
Purchases of available for sale investments	(155)	(154)
Proceeds from sale of available for sale investments	1,326	897

Net cash used in investing activities	(1,178)	(2,225)

Cash flows - financing activities
Cash dividends paid	(2,531)	(2,517)
Acquisition earnout payments	—	(60)

Net cash used by financing activities	(2,531)	(2,577)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(2,084)	2,146

Net increase in cash, cash equivalents, and restricted cash	78,382	47,555
Cash, cash equivalents, and restricted cash at beginning of period	86,432	58,783

Cash, cash equivalents, and restricted cash at end of period	$164,814	$106,338

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows - operating activities
Net income (loss)	$38,100	$(9,427)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,558	11,270
Deferred income taxes	(438)	(15,340)
Stock-based compensation expense	6,763	3,915
Accretion expense related to earnout payments	963	836
Impairment charges	—	39,158
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(60,057)	(32,603)
Accounts payable	(761)	49
Accrued expenses	3,834	(38,043)
Restructuring accrual	(10,833)	—
Deferred revenue	185	6,061
Income taxes payable, net	(2,003)	(44)
Retirement and pension assets and liabilities	(1,019)	2,798
Prepaid expenses	(3,416)	(1,631)
Other assets and liabilities, net	(3,761)	(3,000)

Net cash used in operating activities	(22,885)	(36,001)

Cash flows - investing activities
Acquisition of business	(3,119)	(364)
Capital expenditures	(4,939)	(13,161)
Purchases of available for sale investments	(2,046)	(2,117)
Proceeds from sale of available for sale investments	2,890	1,271

Net cash used in investing activities	(7,214)	(14,371)

Cash flows - financing activities
Proceeds from line of credit	20,000	40,000
Payments on line of credit	(20,000)	(40,000)
Cash dividends paid	(7,573)	(7,676)
Payment of employee tax withholdings on equity transactions	(2,234)	(2,392)
Acquisition earnout payments	—	(4,557)

Net cash used by financing activities	(9,807)	(14,625)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(3,442)	5,766

Net decrease in cash, cash equivalents, and restricted cash	(43,348)	(59,231)
Cash, cash equivalents, and restricted cash at beginning of period	208,162	165,569

Cash, cash equivalents, and restricted cash at end of period	$164,814	$106,338

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (Loss) to Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue before reimbursements (net revenue)	$187,588	$159,800	$530,718	$452,020

Net income (loss)	16,469	8,171	38,100	(9,427)
Interest, net	(259)	(94)	(496)	(195)
Other, net	(2,345)	(147)	(1,849)	2,773
Provision for (benefit from) income taxes	6,718	6,092	16,410	(902)

Operating income (loss)	20,583	14,022	52,165	(7,751)

Adjustments
Salaries and employee benefits
Stock-based compensation expense	2,464	199	5,755	3,577
General and administrative expenses
Depreciation	2,709	2,833	8,337	7,379
Intangible amortization	355	871	1,220	3,891
Earnout accretion	316	26	963	652
Impairment charges	—	—	—	39,158

Total adjustments	5,844	3,929	16,275	54,657

Adjusted EBITDA	$26,427	$17,951	$68,440	$46,906

Adjusted EBITDA Margin	14.1%	11.2%	12.9%	10.4%